Exhibit 99.1
WESBANCO, INC. AND OAK HILL FINANCIAL, INC.
ANNOUNCE ELECTION DEADLINE IN CONNECTION WITH PROPOSED ACQUISITION
WHEELING, WEST VIRGINIA, November 1, 2007 — WesBanco, Inc. (Nasdaq: WSBC) and Oak Hill Financial, Inc. (Nasdaq: OAKF) announced today that November 27, 2007 has been set as the deadline for merger consideration elections in connection with WesBanco’s proposed merger with Oak Hill. Completion of the merger is subject to customary closing conditions, as well as the approval of the merger agreement and merger by Oak Hill shareholders at a special meeting of Oak Hill shareholders scheduled for November 16, 2007, approval of the issuance of WesBanco common stock, adoption of the merger agreement and approval of the merger by WesBanco shareholders at a special meeting of WesBanco shareholders scheduled for November 16, 2007, and approval by various regulatory agencies.
Oak Hill shareholders wishing to make an election regarding the consideration they would like to receive for their Oak Hill shares must deliver to Computershare Trust Co., Inc., the exchange agent, properly completed Election Forms and Letters of Transmittal, together with their stock certificates or properly completed notices of guaranteed delivery, by 5:00 P.M., E.S.T., on Tuesday, November 27, 2007, the election deadline. Oak Hill shareholders may elect cash, shares of WesBanco common stock or a combination of the two for their Oak Hill shares. All elections are subject to adjustment to ensure that 90% of the outstanding shares of Oak Hill common stock will be converted into the right to receive shares of WesBanco common stock, and the remaining shares of Oak Hill common stock will be converted into the right to receive cash. As a result, an Oak Hill shareholder may not receive the exact form of consideration elected, and the ability of an Oak Hill shareholder to receive the form of consideration elected will depend on the elections made by other Oak Hill shareholders.
Oak Hill shareholders who do not properly deliver such documentation to Computershare Trust Co., Inc. (at the address specified in the Election Form and Letter of Transmittal) prior to the election deadline will forfeit the right to select the form of consideration they would like to receive. If the acquisition is completed, such non-electing shareholders will be allocated WesBanco common stock and/or cash depending on the elections made by other Oak Hill shareholders.
Oak Hill shareholders may obtain additional copies of the Election Form and Letter of Transmittal, copies of which were mailed today to Oak Hill shareholders, by contacting Georgeson Inc., the information agent, at 1-888-605-8337.
Forward-Looking Statements
This release contains certain forward-looking statements related to the future performance of Oak Hill Financial, Inc. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the company’s current condition and management’s understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the company’s future results are set forth in the periodic reports and registration statements file by the company with the Securities and Exchange Commission.
The proposed merger between WesBanco, Inc. and Oak Hill Financial, Inc. will be submitted to both WesBanco’s and Oak Hill’s shareholders for their consideration. Shareholders are urged to read the definitive joint proxy statement/prospectus regarding the proposed transaction and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information. Shareholders may obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about WesBanco and Oak Hill, at the SEC’s Internet site (http://www.sec.gov). These documents are also available, free of charge, at www.wesbanco.com or www.oakf.com. Copies of the joint proxy statement/prospectus and the SEC filings incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to the contact information noted below.

Contact:	WesBanco, Inc. Attn: Larry G. Johnson, Secretary One Bank Plaza Wheeling, West Virginia 26003 (304) 234-9000

Contact:	Oak Hill Financial, Inc. Attn: Dale B. Shafer, Interim Chief Financial Officer, Secretary and Treasurer 14621 State Road 93 Jackson, Ohio 45640 (740) 286-3283

Additional Information About this Transaction
In connection with WesBanco’s proposed merger with Oak Hill, WesBanco has filed a registration statement on Form S-4 with the Securities and Exchange Commission containing a joint proxy statement/prospectus dated October 10, 2007, which has been mailed to both WesBanco and Oak Hill shareholders. Investors are urged to read these materials, and any other documents filed by WesBanco or Oak Hill with the SEC, because they contain or will contain important information about WesBanco, Oak Hill and the merger. The joint proxy statement/prospectus and other relevant materials, and any other documents filed by WesBanco with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. Investors may obtain free copies of the documents filed with the SEC by WesBanco by directing a written request to WesBanco, Inc., One Bank Plaza, Wheeling, West Virginia, Attn: Larry G. Johnson, Secretary. In addition, investors may obtain free copies of the documents filed with the SEC by Oak Hill by directing a written request to Oak Hill Financial, Inc., 14621 State Road 93, Jackson, Ohio 45640, Dale B. Shafer, Interim Chief Financial Officer, Secretary and Treasurer.
WesBanco, Oak Hill and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of either WesBanco or Oak Hill in connection with the merger. Information about the directors and executive officers of WesBanco and Oak Hill and information about any other persons who may be deemed participants in this transaction is included in the joint proxy statement/prospectus.
This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities.
WesBanco is a bank holding company headquartered in Wheeling, West Virginia. WesBanco provides a full range of financial services including retail banking, corporate banking, personal and corporate trust services, brokerage services, mortgage banking and insurance. WesBanco offers these services through two reportable segments, community banking and trust and investment services. As of June 30, 2007, WesBanco had approximately $4.0 billion in consolidated total assets, $3.0 billion in deposits and $406 million of shareholder’s equity. WesBanco operates through 78 banking offices and 110 ATM machines in West Virginia, Ohio and Pennsylvania. WesBanco’s main office is located at One Bank Plaza, Wheeling, West Virginia, 26003 and its telephone number is (304) 234-9000.
Oak Hill is a bank holding company headquartered in Jackson, Ohio. Oak Hill was incorporated in 1981 under Ohio law for the purpose of becoming the holding company for Oak Hill Banks, an Ohio state-chartered bank that was established in 1902. Oak Hill Banks operates 36 banking offices and one loan office in central and southern Ohio. Through Oak Hill Banks, Oak Hill is engaged in the business of commercial banking and other permissible activities closely related to banking. At June 30, 2007, Oak Hill had total assets of $1.3 billion, total deposits of $958.2 million and shareholders’ equity of $94.8 million.